INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of FinTech Acquisition Corp. (the “Company”) on Form S-1 of our report dated September 15, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of FinTech Acquisition Corp. as of July 31, 2014 and for the period from November 1, 2013 (inception) through July 31, 2014, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
September 15, 2014